                                                                  EXHIBIT 99.37





         The following table sets forth information with respect to each transaction in the Shares by each of the Reporting Persons during the past 60 days. All transactions were effected in the open market on a national securities exchange through a broker and reflects the trade date of each such transaction.


                         Transactions in Shares by the
                             Georges Marciano Trust


                                      Number of Shares
  Date                                Purchased/(Sold)                          Price Per Share*
- --------                              ----------------                          ---------------
05/23/96                                      (16,200)                               $8.250
06/19/96                                      (50,000)                               $8.000





_____________________________________________________
*  Excludes brokerage commissions and fees of approximately $.05 per Share.





                              Page 11 of 11 Pages